Form of Amendment to be
Executed As of Closing Date

FIRST AMENDMENT TO MANUFACTURING AGREEMENT

     This First Amendment to Manufacturing Agreement (this “Amendment”) is made by and between ELAN PHARMA INTERNATIONAL LIMITED, a private limited company organized under the laws of the Republic of Ireland (“Elan”) and ROXANE LABORATORIES, INC., a Delaware corporation (“Roxane”) and is effective only upon the consummation of the closing (the “Amendment Effective Date”) under that certain Asset Purchase Agreement dated as of October 22, 2003 by and among Elan, Elan Pharmaceuticals, Inc. and aaiPharma Inc. and only in the event such closing occurs on or before March 1, 2004.

WHEREAS, Elan and Roxane have entered into that certain Manufacturing Agreement dated September 28, 2001 whereby Roxane agrees to manufacture certain presentations of Roxanol, Oramorph, and Roxicodone for Elan (the “Agreement”).

WHEREAS, Elan and Roxane now desire to amend certain terms of the Agreement to extend the term of the Agreement all on the terms and subject to the conditions set forth in this Amendment.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Elan and Roxane hereby amend and modify the Agreement and otherwise agree as follows:

1.     Term/Termination. Section 2 of the Agreement is amended and restated to read in its entirety as follows:

     10.1 Term. Unless sooner terminated pursuant to the terms of this AGREEMENT, this AGREEMENT shall commence on the EFFECTIVE DATE and continue for a period ending five (5) years from the EFFECTIVE DATE.

2.     Attachment 1.28. Attachment 1.28 is hereby modified to delete item No. 1823301 and 1823401.

3.     Continuing Effect. Except as otherwise expressly modified and/or amended herein, the terms and conditions of the Agreement remain in full force and effect and are hereby incorporated by this reference.

4.     Headings; Capitalized Terms. The captions and headings used in this Amendment are for the convenience of the parties and shall not be utilized to interpret,

Form of Amendment to be
Executed As of Closing Date

construe or define the provisions of the Agreement or this Amendment. Any capitalized terms used herein and not defined shall have the definitions assigned to them in the Agreement.

5.     Counterparts; Facsimile. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same document. This Amendment may be executed by facsimile. The parties agree that facsimile copies of signatures have the same effect as original signatures.

DATED as of the Amendment Effective Date, and executed by:

ELAN PHARMA INTERNATIONAL LIMITED	ROXANE LABORATORIES, INC.

/s/ Debbie Buryj	/s/ J. Martin Carroll

Name: Debbie Buryj	Name: J. Martin Carroll
Title: Authorized Signatory	Title: Chairman of the Board